UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

November 17, 2010

ECOLOGY COATINGS, INC.
(Exact name of registrant as specified in its charter)

Nevada	333-91436	26-0014658
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(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

24663 Mound Road
Warren, MI  48091
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(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code:

586-486-5308

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure.

On November 17, 2010, we sent a letter to all shareholders to advise them of the latest developments on our financial status.  The letter is attached to this Current Report as an Exhibit.

The letter informs shareholders that we have run out of cash.

We have previously announced that we have received term sheets for a proposed $2.4 million investment. The term sheets will expire on November 30, 2010.  The term sheets have two significant conditions:  resolution of our outstanding debt for no more than $750,000 and acquisition of 8 million shares to reduce the dilutive effects of the proposed investment.  We informed shareholders that we have not met the conditions of the term sheets.  We have not received any other investment offers other than the $2.4 million term sheets.

We also informed shareholders that we have received a letter from John Salpietra, the holder of our $600,000 promissory note, indicating that he intends to foreclose on the collateral securing his loan – all of our intellectual property – in full satisfaction of the debt should we fail to repay the loan by its due date (December 4, 2010).

Additional information concerning our promissory note issued to Mr. Salpietra is contained in our Current Reports filed with the Commission on May 17, 2010 and October 18, 2010.  Additional information our the proposed $2.4 million investment is contained in our Current Report filed with the Commission on October 22, 2010.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits

Exhibit Number	Description

10.88	November 17, 2010 Correspondence from Ecology’s CEO, Bob Crockett to Ecology Coatings' shareholders

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ECOLOGY COATINGS, INC.

DATE:  November 17, 2010                                                By:/s/ Daniel V. Iannotti
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Daniel V. Iannotti
Vice President, General Counsel and
Secretary